Exhibit 10.4

Form of Performance Award for 2008

Performance Period: January through December 2008

The Performance Award for 2008 will be based on the attainment of Adjusted EBITDA (40% of total), Net Sales (40% of total) and Discretionary (20% of total).

Part I: The Adjusted EBITDA budget of Physicians Formula for 2008 (as approved by the Board of Directors) according to the following criteria:

Between 80 and 100% of achievement of the Adjusted EBITDA budget, the bonus will be a straight-line percent between 0 and 20% of your base salary.

Above achievement of the Adjusted EBITDA budget between 100 and 125%, the bonus amount will be straight-line between 20 and 40% of your base salary.

Part II: The Net Sales budget of Physicians Formula for 2008 (as approved by the Board of Directors) according to the following criteria:

Between 80 and 100% of achievement of the Net Sales budget, the bonus will be a straight-line percent between 0 and 20% of your base salary.

Above achievement of the Net Sales budget between 100 and 125%, the bonus amount will be straight-line between 20 and 40% of your base salary.

Part III: Discretionary Annual Performance Award

You will have an opportunity to earn a target discretionary bonus of 10% of your annual salary.  The maximum discretionary bonus for the year will be up to 20% of your annual salary.  There will be a discretionary performance evaluation after December 31, 2008.

Your performance will be evaluated and measured based on criteria to be determined by the Compensation Committee.